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[VERTEX INTERACTIVE LOGO]

                                                           FOR IMMEDIATE RELEASE


    Midmark Capital Partners, two directors, Convert $1.0 MILLION of Debt to
                   Preferred Stock with $0.84 Conversion Price

Fairfield, New Jersey (March 13, 2002 -- Business Wire) - Vertex Interactive, Inc. (NASDAQ:VETX), a leading provider of supply chain execution solutions, today announced that Midmark Capital Partners and certain of its affiliates, including two directors, Messrs. Wayne Clevenger and Joseph Robinson, have converted a portion of their convertible debt into Series C Convertible Preferred Stock of the Company which carries a right to convert to common equity at $0.84 per share. Based upon the voting rights of the Series C preferred, Midmark will control approximately 16% of the voting power in Vertex.

         After the Company's write-down of approximately $78 million in intangible assets, primarily goodwill, the Company reported less than $10 million in stockholders' equity in its Form 10-Q for the period ended December 31, 2001, the minimum level for continued listing on the Nasdaq National Market.

         In a letter to Nasdaq in response to this, Vertex advised Nasdaq that it is in compliance with the stockholders' equity listing standard as a result of: (1) the issuance in January 2002 of approximately $1.4 million of stock options in settlement of certain litigation-related accruals; and (2) conversion of an aggregate principal amount of $1 million of convertible debt by Midmark.

         The Company also informed Nasdaq that it expects to sustain compliance with the capital listing standards as it completes a series of asset sales transactions designed to materially improve the Company's strategic focus on enterprise software, its business model, operating results and balance sheet. Midmark and its affiliates presently hold $7.5 million in Vertex convertible debt and have expressed their willingness to consider further conversion to equity in the event the Company's equity does not meet Nasdaq's standards in the future.

         On March 4, 2002, as mentioned to stockholders in recent conference calls, the Company received notification from Nasdaq indicating that on the basis of the Company's closing bid price for 30 consecutive trading days prior to the date of the letter, it was no longer in compliance with the continued listing standard requiring a minimum closing bid above $1.00. Vertex has until June 3, 2002 to regain compliance. If, at any time before that date, the bid price for Vertex's common stock closes above $1.00 per share for a minimum of 10 consecutive trading days, the Company will regain compliance with the Nasdaq National Market continued listing standards.






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        The Company anticipates that completion of the series of transactions mentioned above will have a material positive impact on the public valuation of the Company's shares and result in Vertex regaining compliance within 90 days. Nicholas Toms, CEO, commented "We are obviously pleased with the support of our directors at Midmark at this juncture evidenced by their increased equity stake in the Company."

Investor Contact: Scott Wright, VP Investor Relations, 973/777-3500 x336

Safe Harbor

Certain statements contained herein may be forward-looking in nature and are therefore subject to risks and uncertainties that could cause actual results to differ materially. The Company's recent acquisition history, progress toward completing the integration of its acquisitions, history of operating losses, current expense levels compared with its sales, and the state of development of its product portfolio, coupled with the overall economic and competitive operating environments pose a number of risks investors should take into consideration in connection with assessing our financial and operating results. A more detailed discussion of these and other important risk factors can be found in the documents filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. Towards the end of each fiscal quarter, Vertex Interactive will have a `Quiet Period' when Vertex Interactive and its representatives will not comment concerning previously published financial expectations, and we disclaim any obligation to update during the Quiet Period. The public should not rely on previously published expectations during the Quiet Period. Vertex Interactive's Quiet Period at the end of its fiscal first quarter is expected to run from March 15, 2001 until earnings are released the second or third week of May 2002. Investors should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Vertex Interactive disavows and disclaims any obligation to do so.

About Vertex Interactive

Vertex Interactive is a global provider of business-to-business, supply chain execution technologies and enterprise applications integration. The company offers a comprehensive service including consultancy and systems-integration as well as fixed and mobile hardware, to support its broad range of software systems. Vertex Interactive solutions enhance productivity across the supply chain, with a portfolio of products ranging from fixed and mobile order entry and processing, through inventory and warehouse management to distribution and transportation planning. Vertex's inventory and warehousing applications include "light directed" technologies for picking and packing and technology for handheld devices including auto ID and printing solutions (for standard and 3d bar coding), and a proprietary WMS tool that enhances the functionality of SAP/R3 implementations.

Vertex has a rapidly growing international presence, with operations currently throughout North America and Europe. Vertex's customers include leading companies such as Air Express International, Avery Dennison, Bacardi Martini, Bristol Myers Squibb, Daimler Chrysler, Express Dairies, Georg von Opel, IBM, Kraft Foods, Maastricht University, Merck, Nestle, North Sea Ferries, Parts Express, Pfizer, Warner Lambert and Wal-Mart. For additional information, please visit their web site at www.vertexinteractive.com.